News Release

Unisys Appoints Debra McCann as Chief Financial Officer, Mike Thomson as President and Chief Operating Officer

BLUE BELL, Pa., April 14, 2022 – Unisys Corporation (NYSE: UIS) today announced the appointment of Debra “Deb” McCann as executive vice president and chief financial officer (CFO). McCann, who reports to Unisys Chair and Chief Executive Officer Peter Altabef, leads the finance function for the company, which includes controllership, investor relations, financial planning and analysis (FP&A), treasury, tax and internal audit. Her appointment is effective May 2.

McCann joins Unisys from Dun & Bradstreet (D&B), where she most recently served as treasurer and senior vice president of investor relations and corporate FP&A. Prior to joining D&B in 2009, she was senior director of FP&A, risk management and procurement at Cegedim, a global technology and services provider to the pharmaceutical industry. She began her career at AT&T, where she served in increasingly responsible roles in corporate planning, data services, investor relations and FP&A and as a member of the company’s Financial Leadership Program.

McCann earned a Master of Business Administration from Harvard Business School and a Bachelor of Science in finance and international business from Pennsylvania State University.

“Deb brings to Unisys significant experience in providing financial guidance to complex, public and global multibillion-dollar organizations across a variety of industries including technology, services, data and telecommunications. Her engaging and collaborative style will fit in very well with our company and leadership team,” said Altabef. “I am thrilled to welcome Deb to Unisys. I look forward to working closely with her as we continue to advance our company.”

Thomson Becomes President and Chief Operating Officer (COO)
In November 2021 the company announced Thomson’s appointment as president and COO, effective upon the hiring of a new CFO. Thomson, who joined Unisys in December

2015 as corporate controller and principal accounting officer and was named CFO in September 2019, will continue to report to Altabef in his new role. In Thomson’s role he will oversee, among other functions, the company’s commercial and sales organization and its four business units (Digital Workplace Solutions, Cloud & Infrastructure Solutions, Enterprise Computing Solutions and Business Process Solutions).

“As we said when we first announced Mike’s new role, he has driven the financial transformation of the company since becoming CFO in 2019, including the substantial strengthening of the company’s balance sheet, while also playing an important operational role in the company,” Altabef said. “Mike has a broad and deep understanding of our company as well as of our industry. I look forward to partnering with Mike even more closely in his new role.”

About Unisys
Unisys is a global IT solutions company that delivers successful outcomes for the most demanding businesses and governments. Unisys offerings include digital workplace solutions, cloud and infrastructure solutions, enterprise computing solutions and business process solutions. For more information on how Unisys delivers for its clients across the commercial, financial services and government sectors, visit www.unisys.com.

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Contact:	Investors: Courtney Holben, Unisys, 215-986-3379 courtney.holben@unisys.com Media: John Clendening, Unisys, 214-403-1981 john.clendening@unisys.com

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Release No.: 0414/9868

Unisys and other Unisys products and services mentioned herein, as well as their respective logos, are trademarks or registered trademarks of Unisys Corporation. Any other brand or product referenced herein is acknowledged to be a trademark or registered trademark of its respective holder.

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